EXHIBIT 3.133
The Companies Act 1985

COMPANY LIMITED BY SHARES

Articles of Association
of
BACO Consumer Products Limited
REGULATIONS OF THE COMPANY
Preliminary
1.	The following articles shall be the Articles of Association of the company and the regulations in Table A (which expression means that Table as prescribed by regulations made pursuant to the Companies Act 1985 and for the time being in force) are excluded and shall not apply to the company.
Interpretation
2.	In these Articles:

“the Act”	means the Companies Act 1985 including any statutory modification or re-enactment thereof for the time being in force;

“Articles”	means the articles of the company;

“clear days”	in relation to the period of a notice means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“executed”	includes any mode of execution;

“office”	means the registered office of the company;

“holder”	in relation to shares means the member whose name is entered in the register of members as the holder of the shares;

“secretary”	means the secretary of the company or any other person appointed to perform the duties of the secretary of the company, including a joint, assistant or deputy secretary; and

“the United Kingdom”	means Great Britain and Northern Ireland.
Unless the context otherwise requires, words or expressions contained in these Articles bear the same meaning as in the Act but excluding any statutory modification thereof not in force when these Articles become binding on the company.
Share Capital and Variation of Rights
3.	The share capital of the company is £50,000,000 divided into 50,000,000 shares of £1 each ranking pari passu in all respects.
4.	(a)	Subject to the provisions of paragraph (b) of this Article the directors are hereby authorised to exercise the powers of the company to offer, allot, agree to allot, grant any right to subscribe for, or to convert any security into, and otherwise dispose of any of the shares in the capital of the company for the time being unissued to such persons (including any directors) at such times and generally on such terms and conditions as they think proper but subject to any direction to the contrary given by the company in general meeting and to the terms on which any shares are created or issued and provided that no shares shall be issued at a discount contrary to the Act. Section 89(1) of the Act is hereby excluded.

	(b)	The directors may not in the exercise of the authority conferred on them by paragraph (a) of this Article allot relevant securities if a period of five years has elapsed from the date of incorporation of the Company and the allotment is not made pursuant to an offer or agreement made by the company during such period.

	(c)	The authority of the directors conferred on them by paragraph (a) of this Article to allot relevant securities may be varied, revoked or renewed by ordinary resolution of the company in accordance with the provisions of the Act.
5.	Subject to the provisions of the Act and without prejudice to any rights attached to any existing shares, any share may be issued with such rights or restrictions as the company may by ordinary resolution determine.

6.	The rights attached to any existing shares shall not (unless otherwise expressly provided by the terms of issue of such shares) be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or subsequent thereto.

7.	Subject to the provisions of the Act, shares may be issued which are to be redeemed or are to be liable to be redeemed at the option of the company or the holder on such terms and in such manner as may be provided by these Articles.

8.	The company may exercise the powers of paying commissions conferred by the Act. Subject to the provisions of the Act, any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.

9.	Except as required by law, no person shall be recognised by the company as holding any share upon any trust and (except as otherwise provided by these Articles or by law) the company shall not be bound by or recognise any interest in any share except an absolute right to the entirety thereof in the holder.
Share Certificates
10.	Every member, upon becoming the holder of any shares, shall be entitled without payment to one certificate for all the shares of each class held by him (and, upon transferring a part of his holding of shares of any class, to a certificate for the balance of such holding) or several certificates each for one or more of his shares upon payment for every certificate after the first of such reasonable sum as the directors may determine. Every certificate shall be executed in such manner as may be permitted by the Act and shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the amount or respective amounts paid up thereon. The company shall not be bound to issue more than one certificate for shares held jointly by several persons and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

11.	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of the expenses reasonably incurred by the company in investigating evidence as the directors may determine but otherwise free of charge, and (in the case of defacement or wearing-out) on delivery up of the old certificate.
Lien
12.	Regulations 8, 9, 10 and 11 of Table A shall not apply to the Company.

Calls on Shares and Forfeiture
13.	Subject to the terms of allotment, the directors may make calls upon the members in respect of any moneys unpaid on their shares (whether in respect of nominal value or premium) and each member shall (subject to receiving at least fourteen clear days’ notice specifying when and where payment is to be made) pay to the company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may, before receipt by the company of any sum due thereunder, be revoked in whole or part and payment of a call may be postponed in whole or part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect whereof the call was made.

14.	A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.

15.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

16.	The directors may accept from any member the whole or any part of the amount remaining unpaid on any share held by him notwithstanding that no part of that amount has been called up.

17.	If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Act) but the directors may waive payment of the interest wholly or in part.

18.	An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

19.	Subject to the terms of allotment, the directors may make arrangements on the issue of shares for a difference between the holders in the amounts and times of payment of calls on their shares.
20.	If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.
21.	If the notice is not complied with any share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the directors and the forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

22.	Subject to the provisions of the Act, a forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the person who was before the forfeiture the holder or to any other person and at any time before sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the directors think fit. Where for the purposes of its disposal a forfeited share is to be transferred to any person the directors may authorise some person to execute an instrument of transfer of the share to that person.

23.	A person any of whose shares have been forfeited shall cease to be a member in respect of them and shall surrender to the company for cancellation the certificate for the shares forfeited but shall remain liable to the company for all moneys which at the date of forfeiture were presently payable by him to the company in respect of those shares with interest at the rate at which interest was payable on those moneys before the forfeiture or, if no interest was so payable, at the appropriate rate (as defined in the Act) from the date of forfeiture until payment but the directors may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

24.	A statutory declaration by a director or the secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share and the declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share and the person to whom the share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture or disposal of the share.
Transfer of Shares
25.	The instrument of transfer of a share may be in any usual form or in any other form which the directors may approve and shall be executed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee.

26.	No transfer of any share may be registered without the approval of a member or members holding a majority in nominal value of the issued shares for the time being conferring the right to vote at general meetings of the company, and the directors shall be bound to approve a transfer which has such approval.

27.	If the directors refuse to register a transfer of a share, they shall within two months after the date on which the transfer was lodged with the company send to the transferee notice of the refusal.

28.	The registration of transfers of shares or of transfers of any class of shares may be suspended at such times and for such periods (not exceeding thirty days in any year) as the directors may determine.

29.	No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any share.

30.	The company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

30.A	Notwithstanding anything contained in these Articles, the directors shall not decline to register any transfer of shares, nor may they suspend registration thereof where such transfer:
(a)	is to any bank or institution to which such shares have been charged by way of security, or to any nominee of such bank or institution (a “Secured Institution”);

(b)	is delivered to the Company for registration by a Secured Institution or its nominee in order to perfect its security over the shares; or

(c)	is executed by a Secured Institution or its nominee pursuant to the power of sale or other power in accordance with the terms of such security, and furthermore notwithstanding anything to the contrary contained in these Articles no proposed transferor of shares to a Secured Institution or its nominee and no Secured Institution or its nominee shall be required to offer the shares which are or are to be the subject of any transfer described in paragraphs (a), (b) or (c) above to the shareholder for the time being of the Company or any of them, and no such shareholder shall have the right under the Articles or otherwise howsoever to require such shares to be transferred to them whether for consideration or not.

Transmission of Shares
31.	If a member dies the survivor or survivors where he was a joint holder, and his personal representatives where he was a sole holder or the only survivor of joint holders, shall be the only persons recognised by the company as having any title to his interest; but nothing herein contained shall release the estate of a deceased member from any liability in respect of any share which had been jointly held by him.

32.	A person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as the directors may properly require, elect either to become the holder of the share or to have some person nominated by him registered as the transferee. If he elects to become the holder he shall give notice to the company to that effect. If he elects to have another person registered he shall execute an instrument of transfer of the share to that person. All of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the member and the death or bankruptcy of the member had not occurred.

33.	A person becoming entitled to a share in consequence of the death or bankruptcy of a member shall have the rights to which he would be entitled if he were the holder of the share, except that he shall not, before being registered as the holder of the share, be entitled in respect of it to attend or vote at any meeting of the company or at any separate meeting of the holders of any class of shares in the company, provided always that the directors may at any time give notice requiring any such person to elect either to become or to have another person registered as the holder of the share and if the requirements of the notice are not complied with within ninety days the directors may thereafter withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.
Alteration of Share Capital
34.	The company may by ordinary resolution:
(a)	increase its share capital by new shares of such amount as the resolution prescribes;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	subject to the provisions of the Act, sub-divide its shares, or any of them, into shares of smaller amount and the resolution may determine that, as between the shares resulting from the sub-division, any of them may have any preference or advantage as compared with the others; and
(d)	cancel shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.
35.	Whenever as a result of a consolidation of shares any members would become entitled to fractions of a share, the directors may, on behalf of those members, sell the shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the company) and distribute the net proceeds of sale in due proportion among those members, and the directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

36.	Subject to the provisions of the Act, the company may by special resolution reduce its share capital, any capital redemption reserve and any share premium account in any way.
Purchase of Own Shares
37.	Subject to the provisions of the Act, the company may purchase its own shares (including any redeemable shares) and, if it is a private company, make a payment in respect of the redemption or purchase of its own shares otherwise than out of distributable profits of the company or the proceeds of a fresh issue of shares.
General Meetings
38.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

39.	The directors may call general meetings and, on the requisition of members pursuant to the provisions of the Act, shall forthwith proceed to convene an extraordinary general meeting for a date not later than eight weeks after receipt of the requisition.
Notice of General Meetings
40.	An annual general meeting and an extraordinary general meeting called for the passing of a special resolution or a resolution appointing a person as a director shall be called by at least twenty-one clear days’ notice. All other extraordinary general meetings shall be called by at least fourteen clear days’ notice but a general meeting may be called by shorter notice if it is so agreed:
(a)	in the case of an annual general meeting, by all the members entitled to attend and vote thereat; and

(b)	in the case of any other meeting by a majority in number of the members having a right to attend and vote being a majority together holding not less than ninety-five per cent. in nominal value of the shares giving that right (or such lesser percentage as may be permitted by the Act and agreed by the members).
The notice shall specify the time and place of the meeting and the general nature of the business to be transacted and, in the case of an annual general meeting, shall specify the meeting as such.

Subject to the provisions of these Articles and to any restrictions imposed on any shares, the notice shall be given to all the members, to all persons entitled to a share in consequence of the death or bankruptcy of a member and to the directors and auditors.
41.	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.
Proceedings at General Meetings
42.	No business shall be transacted at any meeting unless a quorum is present. One person entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorised representative of a member (being a corporation) shall be a quorum.

43.	If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting such a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such time and place as the directors may determine.

44.	The chairman, if any, of the board of directors or in his absence some other director nominated by the directors shall preside as chairman of the meeting, but if neither the chairman nor such other director (if any) be present within fifteen minutes after the time appointed for holding the meeting and willing to act, the directors present shall elect one of their number to be chairman and, if there is only one director present and willing to act, he shall be chairman.

45.	If no director is willing to act as chairman, or if no director is present within fifteen minutes after the time appointed for holding the meeting, the members present and entitled to vote shall choose one of their number to be chairman.

46.	A director shall, notwithstanding that he is not a member, be entitled to attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the company.

47.	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for fourteen days or more, at least seven clear days’ notice shall be given specifying the time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any such notice.

48.	A resolution put to the vote of a meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands a poll is duly demanded. Subject to the provisions of the Act, a poll may be demanded:
(a)	by the chairman; or

(b)	by any member present in person or by proxy or (being a corporation) by its duly authorised representative;
and a demand by a person as proxy for a member shall be the same as a demand by the member.
49.	Unless a poll is duly demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost, or not carried by a particular majority and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

50.	The demand for a poll may, before the poll is taken, be withdrawn but only with the consent of the chairman and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

51.	A poll shall be taken as the chairman directs and he may appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

52.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a casting vote in addition to any other vote he may have.

53.	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or at such time and place as the chairman directs not being more than thirty days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting shall continue as if the demand had not been made.

54.	No notice need be given of a poll not taken forthwith if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven clear days’ notice shall be given specifying the time and place at which the poll is to be taken.

55.	A resolution in writing of all the members who would have been entitled to vote upon it if it had been proposed at a general meeting at which they were present shall be as effectual as if it had been passed at a general meeting duly convened and held either:
(a)	if it consists of an instrument executed by or on behalf of each such member; or

(b)	if it consists of several instruments in the like form each either:
(i)	executed by or on behalf of one or more of such members; or

(ii)	sent by or on behalf of one or more of such members by telex or facsimile transmission and deposited or received at the office or received by the secretary.
Votes of Members
56.	Subject to any rights or restrictions as to voting attached to any shares by the terms on which they were issued or by or in accordance with these Articles or otherwise, on a show of hands every member who (being an individual) is present in person or (being a corporation) is present by its duly authorised representative not being himself a member entitled to vote, shall have one vote, and on a poll every member who is present in person or by proxy or (being a corporation) is present by its duly authorised representative shall have one vote for every share of which he is the holder.

57.	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and seniority shall be determined by the order in which the names of the holders stand in the register of members.

58.	A member in respect of whom an order has been made by any court having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or received by the secretary or on a poll, by his receiver, curator bonis or other person authorised in that behalf appointed by that court, and any such receiver, curator bonis or other person may, on a poll, vote by proxy. Evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote shall be deposited at the office, or at such other place as is specified in accordance with these Articles for the deposit of instruments of proxy, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

59.	No member shall vote at any general meeting or at any separate meeting of the holders of any class of shares in the company, either in person or by proxy, in respect of any share held by him unless all moneys presently payable by him in respect of that share have been paid.

60.	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

61.	On a poll votes may be given either personally or by proxy. A member may appoint more than one proxy to attend on the same occasion.

62.	The instrument appointing a proxy shall be in writing in any usual or common form and shall (except in the case of an appointment by telex or a facsimile transmission of an appointment otherwise complying with the requirements of this Article) be executed by the appointor or his attorney duly authorised in writing or in such other form as the directors may approve. A proxy need not be a member of the company.
63.	The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is executed, or a notarially certified copy of such power or authority, shall be deposited or received at the office (or at such other place in the United Kingdom as is specified for that purpose in any instrument of proxy sent by the company in relation to the meeting) not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, or handed to the chairman of the meeting or adjourned meeting, and, in default, the instrument of proxy shall be invalid.
64.	A vote given or poll demanded by proxy or by the duly authorised representative of a corporation shall be valid notwithstanding the previous determination of the authority of the person voting or demanding a poll unless notice of the determination was received by the company at the office or at such other place at which the instrument of proxy was duly deposited before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll.
Number of Directors
65.	Unless otherwise determined by ordinary resolution, the number of directors (other than alternate directors) shall not be subject to any maximum but shall be not less than two.
Alternate Directors
66.	(a)	A director may by written notice signed by him (except in the case of an appointment by telex or a facsimile transmission of an appointment otherwise complying with the requirements of this Article) and deposited or received at the office or received by the secretary or in such other manner as the directors may approve appoint another director or any other person to be and act as his alternate director.

	(b)	Every alternate director shall (subject to his giving to the company an address within the United Kingdom at which notices may be given to him) be entitled to notice of meetings of the directors or of committees of directors, and to attend and vote as a director at any such meeting at which the director appointing him is entitled to attend and vote but is not personally present and generally at such meeting to exercise all the powers, rights, duties and authorities of the director appointing him. Every alternate director shall also be entitled to sign or, in the case of a telex or facsimile transmission, send on behalf of the director appointing him a resolution in writing of the directors pursuant to Article 82.

	(c)	An alternate director shall be neither an officer of the company nor entitled to any remuneration from the company for acting as an alternate director.

	(d)	A director may by written notice signed by him or sent by him by telex or facsimile transmission and deposited or received at the office or received by the secretary or in such other manner as the directors may approve at any time revoke the appointment of an alternate director appointed by him.
(e)	If a director shall cease to hold the office of director for any reason, the appointment of his alternate director shall thereupon automatically cease.
Powers of Directors
67.	Subject to the provisions of the Act, the memorandum and these Articles and to any directions given by special resolution, the business of the company shall be managed by the directors who may exercise all the powers of the company. No alteration of the memorandum or these Articles and no such direction shall invalidate any prior act of the directors which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article shall not be limited by any special power given to the directors by these Articles and a meeting of directors at which a quorum is present may exercise all powers exercisable by the directors.

68.	The directors may, by power of attorney or otherwise, appoint any person to be the agent of the company for such purposes and on such conditions as they determine, including authority for the agent to delegate all or any of his powers.
Delegation of Directors’ Powers
69.	The directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the directors, to be the attorney or attorneys of the company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these regulations) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.
Retirement, Appointment and Removal of Directors
70.	(a)	A member or members holding a majority in nominal value of the issued shares for the time being conferring the right to vote at general meetings of the company shall have power from time to time and at any time to appoint any person or persons as a director or directors and to remove from office any director howsoever appointed. Any such appointment or removal shall be effected by an instrument which shall be in writing and shall (except in the case of an appointment or removal by telex or a facsimile transmission of an appointment or removal otherwise complying with the requirements of this regulation) be executed by the member or members making the same or by their duly authorised attorneys or in such other manner as the directors may approve, and shall take effect upon such appointment or removal being deposited or received at the office or otherwise communicated to the company at the office or being handed or otherwise communicated to the chairman of a meeting of the directors at which a quorum is present.
(b)	Without prejudice to paragraph (a) of this Article the company may by ordinary resolution appoint any person to be a director either to fill a vacancy or as an additional director.
Disqualification and Removal of Directors
71.	The office of a director shall be vacated if:
(a)	he ceases to be a director by virtue of any provision of the Act or he becomes prohibited by law from being a director; or

(b)	be becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c)	he is, or may be, suffering from mental disorder and either:
(i)	he is admitted to hospital in pursuance of an application for admission for treatment under the Mental Health Act 1983 or, in Scotland, an application for admission under the Mental Health (Scotland) Act 1960, or

(ii)	an order is made by a court having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder for his detention or for the appointment of a receiver, curator bonis or other person to exercise powers with respect to his property or affairs; or
(d)	he resigns his office by notice to the company, provided that such action shall be without prejudice to the terms of and to any rights of the company under any contract between the director and the company.
Remuneration of Directors
72.	The directors shall be entitled to such remuneration as the company may by ordinary resolution determine and, unless the resolution provides otherwise, the remuneration shall be deemed to accrue from day to day. Any director who serves on any committee, or who devotes special attention to the business of the company, or who otherwise performs services which in the opinion of the directors are in addition to or outside the scope of the ordinary duties of a director (which services shall include, without limitation, visiting or residing abroad in connection with the company’s affairs), may be paid such extra remuneration by way of salary, percentage of profits or otherwise as the directors may determine.
Directors’ Expenses
73.	The directors may be paid all travelling, hotel, and other expenses properly incurred by them in connection with their attendance at meetings of directors or committees of directors or general meetings or separate meetings of the holders of any class of shares or of debentures of the company or otherwise in connection with the discharge of their duties.
Directors’ Appointments and Interests
74.	Subject to the provisions of the Act, the directors may appoint one or more of their number to the office of managing director or to any other executive office under the company and may enter into an agreement or arrangement with any director for his employment by the company or for the provision by him of any services outside the scope of the ordinary duties of a director. Any such appointment, agreement or arrangement may be made upon such terms as the directors determine and they may remunerate any such director for his services as they think fit. Any appointment of a director to an executive office shall terminate if he ceases to be a director but without prejudice to any claim to damages for breach of the contract of service between the director and the company. A managing director and a director holding any other executive office shall be subject to the same provisions as to resignation and removal as other directors of the company.

75.	Subject to the provisions of the Act, and provided that he has disclosed to the directors the nature and extent of any material interest of his, a director notwithstanding his office:
(a)	may be a party to, or otherwise interested in, any transaction or arrangement with the company or in which the company is otherwise interested;

(b)	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the company or in which the company is otherwise interested; and

(c)	shall not, by reason of his office, be accountable to the company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.
76.	For the purposes of regulation 75:
(a)	a general notice given to the directors that a director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the director has an interest in any such transaction of the nature and extent so specified; and

(b)	an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.
Directors’ and Employees’ Gratuities and Pensions
77.	The directors may:
(a)	establish and maintain, or procure the establishment and maintenance of, any share option or share incentive or profit sharing schemes or trusts or any non-contributory or contributory pension or superannuation schemes or funds for the benefit of, and may make or give or procure the making or giving of loans, donations, gratuities, pensions, allowances or emoluments (whether in money or money’s-worth) to, or to trustees on behalf of, any persons who are or were at any time in the employment or service of the company, or of any company which is a subsidiary of the company, or is allied to or associated with the company or with any such subsidiary, or who are or were at any time directors or officers of the company or of any such other company as aforesaid, and to the wives, husbands, widows, widowers, families and dependants of any such persons;

(b)	establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of, or to advance the interests and well-being of the company, or of any such other company as aforesaid, or of any such persons as aforesaid;

(c)	make payments for or towards policies of assurance on the lives of any such persons and policies of insurance for the benefit of or in respect of any such persons (including insurance against their negligence or breach of duty to the company) as aforesaid;

(d)	pay, subscribe or guarantee money to or for any charitable or benevolent objects, or for any exhibition, or for any political, public, general or useful object; and

(e)	do any of the above things either alone or in conjunction with any such other company as aforesaid.
Subject always, if the Act shall so require, to particulars with respect to the proposed payment being disclosed to the members of the company and to the payment being approved by the company, any director shall be entitled to participate in and retain for his own benefit any such loan, donation, gratuity, pension, allowance or emolument.
Proceedings of Directors
78.	Subject to the provisions of these Articles, the directors may regulate their proceedings as they think fit. A director may, and the secretary at the request of a director shall, call a meeting of the directors. Every director shall be given not less than 48 hours notice of every meeting of the directors, such notice to be sent to such address as is notified by him to the company for this purpose or otherwise communicated to him personally. Any director may by notice to the company either before or after the meeting waive his right to receive notice of the meeting and any director who either:
(a)	is present at the commencement of a meeting whether personally or by his alternate director; or

(b)	does not, within 7 days following its coming to his attention that a meeting has taken place without prior notice of such meeting having been given to him pursuant to this Regulation, notify the company that he desires the proceedings at such meeting to be regarded as a nullity, shall be deemed hereafter to have waived his right to receive notice of such meeting pursuant to this Regulation. Questions arising at a meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A director who is also an alternate director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.
79.	The quorum for the transaction of the business of the directors may be fixed by the directors and unless so fixed at any other number shall be two. For the purpose of determining whether a quorum exists for the transaction of the business of the board of directors:

(a)	in the case of a resolution of directors, who would (if attending a meeting) comprise a quorum, who are in telephonic communication with one another, any such resolution shall be as valid and effectual as if passed at a meeting of the board of directors duly convened and held;

(b)	in the case of a meeting of the board of directors, in addition to the directors present at the meeting, any director in telephonic communication with such meeting shall be counted in the quorum and entitled to vote; and

(c)	any person attending a meeting of the board, or in telephonic communication with such a meeting, who is acting as an alternate director for one or more directors shall be counted as one for each of the directors for whom he is so acting and, if he is a director, shall also be counted as a director, but not less than two individuals, whether both present at the meeting or in telephonic communication with each other, can be a quorum.
80.	The directors may appoint one of their number to be the chairman of the board of directors and may at any time remove him from that office. Unless he is unwilling to do so, the director so appointed shall preside at every meeting of directors at which he is present. But if there is no director holding that office, or if the director holding it is unwilling to preside or is not present within five minutes after the time appointed for the meeting, the directors present may appoint one of their number to be chairman of the meeting.

81.	All acts done by a meeting of directors, or of a committee of directors, or by a person acting as a director shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of any director or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a director and had been entitled to vote.

82.	A resolution in writing of all the directors or all the members of a committee of directors shall be as effectual as if it had been passed at a meeting of directors or (as the case may be) a committee of directors duly convened and held either:
(a)	if it consists of an instrument executed by or on behalf of each such director or committee member; or

(b)	if it consists of several instruments in the like form each either:
(i)	executed by or on behalf of one or more of such directors or committee members; or

(ii)	sent by or on behalf of one or more of such directors or committee members by telex or facsimile transmission and deposited or received at the office or received by the secretary.
83.	(a)	Save as otherwise provided by these Articles, a director shall not vote at a meeting of directors or of a committee of directors on any resolution concerning a matter in which he has, directly or indirectly, an interest or duty which is material and which conflicts or may conflict with the interests of the company unless his interest or duty arises only because the case falls within one or more of the following paragraphs:
(i)	the resolution relates to the giving to him of a guarantee, security, or indemnity in respect of money lent to, or an obligation incurred by him for the benefit of, the company or any of its subsidiaries;

(ii)	the resolution relates to the giving to a third party of a guarantee, security, or indemnity in respect of an obligation of the company or any of its subsidiaries for which the director has assumed responsibility in whole or part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(iii)	his interest arises by virtue of his subscribing or agreeing to subscribe for any shares, debentures or other securities of the company or any of its subsidiaries, or by virtue of his being, or intending to become, a participant in the underwriting or sub-underwriting of an offer of any such shares, debentures, or other securities by the company or any of its subsidiaries for subscription, purchase or exchange;

(iv)	the resolution relates in any way to a retirement benefits scheme which has been approved, or is conditional upon approval, by the Board of Inland Revenue for taxation purposes.
(b)	Subject to any requisite declaration of interest in accordance with the provisions of the Act and (if applicable) Article 75 having been made by him a director may vote as a director in regard to any transaction or arrangement in which he is interested, or upon any matter arising therefrom and paragraph (a) of this Article is subject to this provision.

(c)	For the purposes of this Article, an interest of a person who is, for any purpose of the Act (excluding any statutory modification thereof not in force when this regulation becomes binding on the company), connected with a director shall be treated as an interest of the director and, in relation to an alternate director, an interest of his appointor shall be treated as an interest of the alternate director without prejudice to any interest which the alternate director has otherwise.
84.	A director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

85.	The company may by ordinary resolution suspend or relax to any extent, either generally or in respect of any particular matter, any provision of these regulations prohibiting a director from voting at a meeting of directors or of a committee of directors.

86.	Where proposals are under consideration concerning the appointment or the terms of appointment of two or more directors to offices or employments with the company or any body corporate in which the company is interested the proposals may be divided and considered in relation to each director separately and (provided he is not for another reason precluded from voting) each of the directors concerned shall be entitled to vote in respect of each resolution except that concerning his own appointment and shall be counted in the quorum in respect of each resolution including that concerning his own appointment and Article 84 shall be construed subject to this provision.

87.	If a question arises at a meeting of directors or of a committee of directors as to the right of a director to vote, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting and his ruling in relation to any director other than himself shall be final and conclusive.
Secretary
88.	Subject to the provisions of the Act, the secretary shall be appointed by the directors for such term, at such remuneration and upon such conditions as they may think fit; and any secretary so appointed may be removed by them.
Minutes
89.	The directors shall cause minutes to be made in books kept for the purpose:
(a)	of all appointments of officers and alternate directors made by the directors; and

(b)	of all proceedings at meetings of the company, of the holders of any class of shares in the company, of the directors, and of committees of directors, including the names of the persons present at each such meeting.

Dividends
90.	Subject to the provisions of the Act, the company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the directors.

91.	Subject to the provisions of the Act, the directors may pay interim dividends if it appears to them that they are justified by the profits of the company available for distribution. If the share capital is divided into different classes, the directors may pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrear. The directors may also pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment. Provided the directors act in good faith they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.

92.	Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly.

93.	A general meeting declaring a dividend may, upon the recommendation of the directors, direct that it shall be satisfied wholly or partly by the distribution of assets and, where any difficulty arises in regard to the distribution, the directors may settle the same and in particular may issue fractional certificates and fix the value for distribution of any assets and may determine that cash shall be paid to any member upon the footing of the value so fixed in order to adjust the rights of members and may vest any assets in trustees.
94.	Any dividend or other moneys payable in respect of a share may be paid by cheque sent by post to the registered address of the person entitled or, if two or more persons are the holders of the share or are jointly entitled to it by reason of the death or bankruptcy of the holder, to the registered address of that one of those persons who is first named in the register of members or to such person and to such address as the person or persons entitled may in writing direct. Every cheque shall be made payable to the order of the person or persons entitled or to such other person as the person or persons entitled may in writing direct and payment of the cheque shall be a good discharge to the company. Any joint holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share.
95.	No dividend or other moneys payable in respect of a share shall bear interest against the company unless otherwise provided by the rights attached to the share.

96.	Any dividend which has remained unclaimed for twelve years from the date when it became due for payment shall, if the directors so resolve, be forfeited and cease to remain owing by the company.
Accounts
97.	No member shall (as such) have any right of inspecting any accounting records or other book or document of the company except as conferred by statute or authorised by the directors or by ordinary resolution of the company.
Capitalisation of Profits
98.	The directors may with the authority of an ordinary resolution of the company:
(a)	subject as hereinafter provided, resolve to capitalise any undivided profits of the company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of the company’s share premium account or capital redemption reserve;

(b)	appropriate the sum resolved to be capitalised to the members who would have been entitled to it if it were distributed by way of dividend and in the same proportions and apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the company of a nominal amount equal to that sum, and allot the shares or debentures credited as fully paid to those members, or as they may direct, in those proportions, or partly in one way and partly in the other: but the share premium account, the capital redemption reserve, and any profits which are not available for distribution may, for the purposes of this regulation, only be applied in paying up unissued shares to be allotted to members credited as fully paid;

(c)	make such provision by the issue of fractional certificates or by payment in cash or otherwise as they determine in the case of shares or debentures becoming distributable under this regulation in fractions; and

(d)	authorise any person to enter on behalf of all the members concerned into an agreement with the company providing for the allotment to them respectively, credited as fully paid, of any shares or debentures to which they are entitled upon such capitalisation, any agreement made under such authority being binding on all such members.
Notices
99.	Any notice to be given to or by any person pursuant to these Articles shall be in writing except that a notice calling a meeting of the directors need not be in writing.

100.	The company may give any notice to a member either personally or by sending it by post in a prepaid envelope addressed to the member at his registered address or by leaving it at that address or by sending it by telex or facsimile transmission to such telex or facsimile number as the member shall have given to the company for the purpose. In the case of joint holders of a share, all notices shall be given to the joint holder whose name stands first in the register of members in respect of the joint holding and notice so given shall be sufficient notice to all the joint holders.

101.	A member present, either in person or by proxy, at any meeting of the company or of the holders of any class of shares in the company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

102.	Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the register of members, has been duly given to a person from whom he derives his title.

103.	Proof that an envelope containing a notice was properly addressed, prepaid and posted or that a notice was properly sent by telex or facsimile transmission shall be conclusive evidence that the notice was given, A notice shall be deemed to be given at the expiration of 48 hours after the envelope containing it was posted or after the time at which it was sent by telex or facsimile transmission.
104.	A notice may be given by the company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description at the address, if any, within the United Kingdom supplied for that purpose by the persons claiming to be so entitled. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.
Winding Up
105.	If the company is wound up, the liquidator may, with the sanction of an extraordinary resolution of the company and any other sanction required by the Act, divide among the members in specie the whole or any part of the assets of the company and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he with the like sanction determines, but no member shall be compelled to accept any assets upon which there is a liability.
Indemnity
106.	Subject to the provisions of the Act, every director, other officer or auditor of the company or person acting as an alternate director shall be entitled to be indemnified out of the assets of the company against all costs, charges, expenses, losses or liabilities which he may sustain or incur in or about the execution of his duties to the company or otherwise in relation thereto.